Exhibit 99.1

DATE: October 10, 2006	FINANCIAL CONTACTS:
	Mark McCollom	610-208-6426	mmccollo@sovereignbank.com
	Stacey Weikel	610-208-6112	sweikel@sovereignbank.com
MEDIA CONTACT
	Ed Shultz	610-378-6159	eshultz1@sovereignbank.com

Jay Sidhu to Retire from Sovereign
Sovereign Appoints Joseph Campanelli as President and CEO
PHILADELPHIA, PA...Sovereign Bancorp, Inc. (“Sovereign”) (NYSE: SOV), parent company of Sovereign Bank, announced today that Jay S. Sidhu has resigned and retired as Sovereign’s Chief Executive Officer and President and Sovereign Bank’s Chief Executive Officer effective today for family health related reasons. Mr. Sidhu will serve as non-Executive Chairman until December 31, 2006.
The Board and the Company thanked Jay for his outstanding service to Sovereign over a long and distinguished career. Under Mr. Sidhu’s leadership, Sovereign grew from a nearly insolvent thrift with less than $1 billion in assets to a major American financial institution. His legacy is a bank with over $89 billion of assets, 800 branches, 2,000 ATMs, and 12,000 team members extending from New Hampshire to Maryland. The Board of Directors formed an Executive Search Committee to conduct a search for Mr. Sidhu’s replacement.
The Board of Directors also appointed Joseph C. Campanelli as President and Chief Executive Officer of the Company. Mr. Campanelli will be considered by the Executive Search Committee as Mr. Sidhu’s permanent successor as part of its search process.
Mr. Campanelli has been an executive team member of Sovereign since 1997 and he previously served as Sovereign’s Vice Chairman and as Chief Executive Officer of Sovereign Bank’s New England division. Mr. Campanelli will report to the Board of Directors through co-lead directors, P. Michael Ehlerman and Juan Rodriguez-Inciarte. Mr. Campanelli said, “We will focus on providing our customers with the service you have come to expect from Sovereign as we move forward.”
About Sovereign
Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), the parent company of Sovereign Bank, is an $89 billion financial institution with nearly 800 community banking offices, over 2,000 ATMs after giving effect to the recently announced branding agreement in which Sovereign ATMs will be placed in CVS/pharmacy locations and approximately 12,000 team members with principal markets in the Northeast

United States. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, wealth management and insurance. Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit <http://www.sovereignbank.com> or call 1-877-SOV-BANK

Note:
This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Sovereign’s management uses the non-GAAP measure of Operating/Cash Earnings, and the related per share amount, in their analysis of the company’s performance. This measure, as used by Sovereign, adjusts net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring and integrating businesses, and certain non-cash charges. Operating/Cash earnings for 2005 and 2006 EPS purposes represent net income adjusted for the after-tax effects of merger-related and integration charges, certain restructuring charges, other-than-temporary impairment charges on Fannie Mae and Freddie Mac preferred equity securities, proxy and related professional fees and the amortization of intangible assets. Since certain of these items and their impact on Sovereign’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of Sovereign’s core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
This press release contains statements of Sovereign’s strategies, plans, and objectives, as well as estimates of financial condition, operating and cash efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; Sovereign’s ability in connection with any acquisition to complete such acquisition and to successfully integrate assets, liabilities, customers, systems and management personnel Sovereign acquires into its operations and to realize expected cost savings and revenue enhancements within expected time frame; the possibility that expected one time merger-related charges are materially greater than forecasted or that final purchase price allocations based on the fair value of acquired assets and liabilities and related adjustments to yield and/or amortization of the acquired assets and liabilities at any acquisition date are materially different from those forecasted; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, integrations, pricing, products and services; and acts of God, including natural disasters.
Sovereign Bancorp is followed by several market analysts. Please note that any opinions, estimates, forecasts, or predictions regarding Sovereign Bancorp’s performance or recommendations regarding Sovereign’s securities made by these analysts are theirs alone and do not represent opinions, estimates, forecasts, predictions or recommendations of Sovereign Bancorp or its management. Sovereign Bancorp does not by its reference to any analyst opinions, estimates, forecasts regarding Sovereign’s performance or recommendations regarding Sovereign’s securities imply Sovereign’s endorsement of or concurrence with such information, conclusions or recommendations.